Exhibit 99.1

ImmunoCellular Therapeutics Prices Underwritten Offering

LOS ANGELES (January 10, 2012)-(BUSINESS WIRE)-ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular” or the “Company”) (OTCBB: IMUC.ob-News), an emerging biotechnology company focused on developing novel-immune-based therapies, announced today the pricing of an underwritten offering of 9,489,436 units, each unit consisting of one share of its common stock and a warrant to purchase one half of a share of its common stock, at a public offering price of $1.10 per unit. ImmunoCellular expects to receive net proceeds of approximately $9.4 million, after deducting the underwriting discount and estimated offering expenses. The warrants will have a five-year term and an exercise price equal to $1.41 per share. The offering is expected to close on January 13, 2012, subject to customary closing conditions.

Cowen and Company, LLC is acting as sole book-running manager for the offering. Summer Street Research Partners is serving as a co-manager.

The proceeds of this offering will be used to fund the Company’s ongoing ICT-107 Phase II clinical trial and for general corporate purposes, including research and development activities for its other product candidates and any future product candidates that the Company may develop or acquire and for general and administrative costs. ICT-107, the Company’s lead product candidate, is a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma multiforme. ICT-107 is currently in a double-blind, placebo controlled, randomized Phase II clinical trial at over 21 centers in the United States. The shares and warrants (and the shares issuable upon exercise of the warrants) described above are being offered by ImmunoCellular pursuant to a Registration Statement on Form S-1 and prospectus previously filed with and subsequently declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus relating to the offering may be obtained, when available, from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140). An electronic copy of the prospectus supplement and accompanying relating to the offering is available on the website of the Securities and Exchange Commission at www.sec.gov.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the expected closing of the underwritten public offering. Such statements are subject to a number of risks and uncertainties, including risks and uncertainties about whether or when the public offering will be completed. Immunocellular undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For ImmunoCellular Therapeutics, Ltd.:

CEOcast, Inc.

James Young, (212) 732-4300

Investor Relations

jyoung@ceocast.com

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